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                                                                    Exhibit 10.4


                              EMPLOYMENT AGREEMENT


            THIS AGREEMENT is made on and as of February 12, 2001 (the "Agreement Date") by and between ANTHONY P. JOHNS ("Employee") and CTI GROUP (HOLDINGS) INC., a Delaware corporation ("Company").

                                   BACKGROUND

            A. Employee is and has been for approximately ten years the President and Chief Executive Officer of Company.

            B. Company is a party to that certain Agreement and Plan of Merger dated February 2, 2000, as amended, pursuant to which Company will be the surviving corporation of the merger contemplated therein (the "Transaction").

            C. Company desires to employ Employee, and Employee desires to be employed by Company, upon the conditions and terms herein set forth.

            D. The execution of this Agreement is a condition to the consummation of the Transaction.

            NOW, THEREFORE, intending to be legally bound hereby, and in consideration of the mutual covenants set forth herein, Employee and Company agree as follows:

1. Employment and Duties. Company shall employ Employee as Company's President and Chief Executive Officer during the term of employment set forth in Section 2 hereof. Employee shall have full and exclusive responsibility for the management of the day-to-day operations of Company, subject to the direction of Company's Board of Directors (the "Board"). Employee shall also have such other responsibilities and duties, consistent with his position and expertise, as may from time to time be prescribed by the Board. Employee shall devote his full time, energy, skill and best efforts to the business and affairs of Company, and shall not, during the term of this Agreement, be engaged in any other business activity whether or not such business activity is pursued for gain, profit or other pecuniary advantage; provided, however, that nothing contained herein shall be construed as preventing Employee from (i) engaging in charitable activities, or (ii) serving as a member of the board of directors of an entity so long as such entity does not, directly or indirectly, in any manner compete with Company, or (iii) investing his assets in such form or manner as (A) will not require any services on Employee's part in the operations of the affairs of the company in which such investments are made (other than services to Company and its affiliates) and (B) will not be an investment in any company which competes, directly or indirectly, with Company in any manner; provided, further, that the activities permitted in the foregoing subsections (i), (ii) and (iii) shall not, either alone or together with other activities permitted under the same subsection or together with other activities permitted under any or all of the other of such subsections, interfere in any material way with Employee's responsibilities under this Agreement. In addition, Company agrees to use its reasonable best efforts to cause Employee to be nominated and elected as a member of the Board of the Company during the Term. Employee shall be employed by Company, and shall spend the majority of his business time, at the Company's location at Indianapolis, Indiana; provided, however, that the Board, in its discretion shall have the right to relocate the Company's headquarters, presently located in Indianapolis, Indiana (and consequently change Employee's business location) if doing so would be in the Company's best interests as determined by the Board.

2. Term. The term of Employee's employment under this Agreement shall be a period of three (3) years commencing on the Effective Time of the Agreement and Plan of Merger, and ending on the third anniversary of the Effective Time, unless sooner terminated in accordance with the other provisions hereof (the "Term").

3. Compensation.


            3.1 Salary. Company shall pay to Employee as compensation for all services rendered hereunder a base salary of $250,000 per year ("Salary"), payable in accordance with Company's normal payroll practices for employees. Company shall deduct or cause to be deducted from the Salary all taxes and amounts required by law to be withheld. Employee's Salary shall be reviewed by the Board annually, but shall not be reduced as a result of such review.

            3.2 Benefits. During the Term, subject to the other provisions of this Agreement, Employee shall be entitled to participate and shall be included in any savings, 401(K), pension, profit-sharing, group medical, group disability or similar plan adopted by Company, now existing or established hereafter, to the extent he is eligible under the general provisions thereof.

            3.3 Cash Bonus. In addition to his Salary, Employee may also receive cash bonuses on such terms, at such times and in such amounts as the Board may determine in its sole discretion ("Cash Bonus"). The Company will establish each year a program of individual and/or group bonuses based on performance, profitability and such other factors as may be deemed to be appropriate by the Board.

            3.4 Fringe Benefits.


            3.4.1 Vacation. Employee shall be entitled to twenty-five (25) days of paid vacation during each year, with up to ten (10) days of unused vacation time each year to accrue and be carried over to the next year.

            3.4.2 Reimbursement of Expenses. Employee is authorized to incur ordinary, necessary and reasonable expenses in the course of Company's business, in accordance with Company's standard expense and expense reimbursement procedures applicable to directors or executive employees of Company. Company shall reimburse Employee for such expenses upon presentation by the Employee of an itemized account of such expenditures in a manner reasonably prescribed by Company, unless such expenses have been paid directly by the Company.


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            3.4.3 Automobile. Company shall provide Employee with an automobile allowance of $925 per month. Employee shall maintain liability, collision and comprehensive insurance covering any such automobile, in such amounts and on such terms as are required by applicable law and shall provide Company with proof of such coverage as and when requested. The cost of insurance coverage, together with operating costs, repairs and maintenance shall be paid by Employee but, to the extent eligible therefor, shall be reimbursed under Section 3.4.2.

            3.4.4. Accommodation and Moving Allowance. Company shall provide Employee with an accommodation allowance in the amount of $1,300 per month during the Term. In addition, Company will reimburse Employee for all moving and other relocation expenses incurred by Employee as a result of any relocation of the Company's headquarters. In addition, Company will provide housing in Indianapolis, Indiana for the Employee (as well as up to two (2) other employees previously residing in the Philadelphia, Pennsylvania area) for a period of one
(1) year following the commencement date of this Agreement.

            3.5 Entire Compensation. The compensation provided for in this Section shall be the full consideration for the services to be rendered by Employee to Company hereunder.

      4. Termination.


            4.1 Notice of Termination. Except as otherwise provided herein, any termination by Company or by Employee shall be communicated by written Notice of Termination to the other party hereto. As used in this Agreement, "Notice of Termination" means a notice specifying the termination provision in this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee's employment under the provision specified. As used in this Agreement, "Date of Termination" shall mean the date specified in the Notice of Termination or, where notice is not required, the date employment actually terminates.

            4.2 Grounds for Termination.


            4.2.1 Termination upon Death. Employee's employment with Company and all of Employee's rights to compensation and benefits hereunder shall automatically terminate upon his death, except that Employee's heirs, personal representatives or estate shall be entitled to any unpaid portion of his Salary, his earned but unpaid bonus, if any, and accrued benefits up to the Date of Termination and shall also be entitled to reimbursement for any expenses incurred by Employee hereunder.

            4.2.2 Termination upon Disability. If Employee becomes disabled, Employee shall continue to receive all of his compensation and benefits in accordance with Section 3 for a period of six months following the Onset of Disability (as defined in this Section 4.2.2). Any amounts due to Employee under this Section 4.2.2 shall be reduced, dollar-for-dollar, by any amounts received by Employee under any disability insurance policy or plan ("Disability Payments") provided to


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Employee by Company. "Onset of Disability" means the first day on which Employee shall be unable to attend to the regular affairs of Company on a full time basis by reason of physical or mental incapacity, sickness or infirmity. Company will notify Employee promptly upon having made a determination of the Onset of Disability. If Employee's disability continues for more than six (6) months after the Onset of Disability or for periods aggregating more than six (6) months during any twelve (12) month period, then, Company shall have the right to terminate Employee's employment immediately upon notice, and all of his rights to compensation and benefits hereunder shall simultaneously terminate, except that (i) Employee shall be entitled to any unpaid portion of his Salary and accrued benefits up to the Date of Termination and to any benefits which are to be continued or paid after the Date of Termination in accordance with the terms of the corresponding benefit plans, if any, and (ii) Employee shall be paid the "severance amounts" described in Section 4.3. reduced by the sum of any and all Salary amounts paid to Employee by Company subsequent to the Onset of Disability, and any and all Disability Payments. A determination of Employee's disability shall be subject to the certification of a qualified physician agreed to by the Company and the Employee or, in the event of the Employee's incapacity to designate a physician, the Employee's legal representative. In the absence of agreement between the Company and the Employee, each party shall nominate a qualified physician and the two physicians shall select a third physician, who shall make the determination as to disability.

            4.2.3 Termination for Cause. At any time during the Term, Company may terminate Employee's employment hereunder for Cause (as defined herein), effective immediately upon notice to Employee, if at a meeting of the Board (of which Employee had been given notice and an opportunity to present his case) a resolution was duly adopted by a majority of the entire Board (subject to the last sentence of this paragraph) finding that, in the good faith judgment of the Board, (1) an event constituting Cause has occurred, and (2) either Employee had a reasonable opportunity to take remedial action but failed or refused to do so, or an opportunity to take remedial action would not have been meaningful or appropriate under the circumstances. If Employee is then a member of the Board, he shall not, in his capacity as a member of the Board, be entitled to notice of, or to participation in, or to be counted as or vote as a director at such meeting.

            For purposes of this Agreement, Cause shall mean: (1) Employee materially breaches, neglects or fails to significantly perform to the reasonable satisfaction of the Board, his duties under this Agreement (other than such failure resulting from Employee's incapacity due to physical or mental illness within the meaning of Section 4.2.2), (2) Employee commits an act of dishonesty or breach of trust which is materially harmful to the business of Company, either during the Term or in connection with the Transaction, (3) Employee violates or breaches any of the provisions of this Agreement, and the Employee shall have either failed to remedy such breach within 30 days from his receipt of written notice from Company identifying the breach in reasonable detail and demanding that he remedy such breach, or shall have failed to take all reasonable steps to that end during such 30-day period and thereafter, (4) Employee's act or omission to act intentionally results in or is intended to result directly in gain to or personal enrichment of Employee at Company's expense or, (5) Employee is indicted for or convicted of a felony or any crime involving larceny,


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embezzlement or moral turpitude (which, in the case of moral turpitude, materially adversely affects the Company in any financial manner).

            On termination of this Agreement pursuant to this Section 4.2.3, Employee shall continue to be bound by the restrictions set forth in Section 5, any and all unvested Company stock options shall be deemed canceled and terminated, and all rights to compensation and benefits of Employee shall cease as of the Date of Termination, except Employee shall be entitled to any unpaid portion of his Salary and benefits earned to the Date of Termination.

            4.2.4 (a) Termination By Employee. Employee may, upon ninety (90) days prior written notice to Company terminate his employment under this Agreement. Upon such termination under this Section 4.2.4(a) Employee shall continue to be bound by the restrictions set forth in Section 5 and shall be entitled to receive only the severance amounts described in Section 4.3 and, unless such termination is for "Good Reason" under Section 4.2.4(b); any and all unvested Company stock options then held by Employee shall be canceled and terminated. To the extent that the provisions of any company stock option plan are inconsistent with the terms of this Agreement as it applies to Employee, the terms of this Agreement shall govern with respect to cancellation and termination of his unvested options.

            (b) Termination For Good Reason. Employee may otherwise terminate his employment hereunder only for Good Reason; provided, however, that the provisions of this Section 4.2.4(b) and Section 4.3 shall apply to a termination by Employee only if Employee shall have first given Company thirty (30) days written notice of his intention to terminate his employment pursuant to this
Section 4.2.4(b), specifying the reason(s) for such termination, and provided further, that Company shall not have cured or remedied the reason(s) specified in such notice prior to the expiration of thirty (30) days after receipt of such written notice. For purposes of this Agreement, "Good Reason" means, (1) any assignment to Employee of any material duties other than those contemplated by, or any material limitation of the powers of Employee in any respect not contemplated by Section 1 hereof, (2) any removal of Employee from or any failure to re-elect Employee to any of the positions indicated in Section 1 hereof, except (i) in connection with termination of Employee's employment for Cause or (ii) with respect to Employee's position as a member of the Board, (3) a reduction in Employee's rate of compensation, or a material reduction in Employee's fringe benefits as set out in Section 3 hereof, or (4) the occurrence of any "change in control". For purposes of this Section 4.2.4, the term "change in control" shall mean [a change in control of a nature that would be required to be reported in response to Item 5(f) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not the Company is then subject to such reporting requirement; provided that, without limitation, such a Change in Control shall be deemed to have occurred if (1) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities; (2) during any period of two consecutive years during the term of this Agreement, individuals who at the beginning of such period constitute the Board of


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Directors and any new director, whose election by the Board of Directors or nomination for election by the Company's stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election, or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or (3) the business of the Company for which Employee's services are principally performed is disposed of by the Company pursuant to a partial or complete liquidation of the Company, a sale of assets (including stock of a subsidiary) of the Company, or otherwise. Upon termination under this
Section 4.2.4(b), Employee shall continue to be bound by the restrictions set forth in Section 5 and shall be entitled to: (i) payment of the severance amounts described in Section 4.3 and (ii) immediate vesting of fifty percent (50%) of any unvested Company stock options then held by Employee.

            (c) Non-Renewal of Employment upon Expiration of Term. If upon the expiration of the Initial Term the parties do not renew Employee's employment, Employee shall be entitled to payment of the severance amounts described in
Section 4.3.

            4.2.5 Other Termination BY Company. Anything in this Agreement to the contrary notwithstanding, Company shall have the right to terminate Employee's employment hereunder without cause, for any reason or for no reason, upon ninety (90) days prior written notice. Upon such termination under this
Section 4.2.5, Employee shall continue to be bound by the restrictions set forth in Section 5 and shall be entitled to: (i) payment of the severance amounts described in Section 4.3 and (ii) immediate vesting of fifty percent (50%) of any unvested Company stock options then held by Employee.

            4.3 Severance Amounts. If Employee's employment is terminated by Employee for Good Reason or pursuant to Section 4.2.4(a), then, subject to Employee's compliance with the provisions and restrictions of Sections 5.1, 5.2 and 5.3, (i) the Company shall pay the Employee his Salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and
(ii) in lieu of any further salary payments to the Employee for periods subsequent to the Date of Termination, Company shall pay, as severance pay to the Employee, an amount equal to the product of (A) the Employee's annual Salary in effect as of the Date of Termination divided by 12; multiplied by (B) the number 24, (the "severance amounts) such payment to be made as soon as reasonably possible with due regard to the financial status of the Company but not later than (i) ninety (90) days following the Date of Termination with respect to at least the first $250,000 of such amount, and (ii) one hundred eighty (180) days following the Date of Termination with respect to the balance of such amount. In the event the balance of the severance amount has not been paid to Employee within said ninety (90) day period, the unpaid balance shall bear interest, from such ninetieth (90th) day until paid, at an annual rate of interest equal to the sum of the "prime rate" publicly announced from time to time by First Union National Bank plus 4.00 percent. In the event that Company fails to make either payment pursuant to this Section, Employee shall cease to be bound by the restrictions set forth in Section 5.3.


                                       6
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            4.4 Procedure Upon Termination. On termination of employment regardless of the reason, Employee shall promptly return to Company all information regarding Company in whatever manner or media such information is stored or maintained, and all documents (including copies) and other property of Company, including without limitation, customer lists, manuals, letters, materials, reports, and records in his possession or control no matter from whom or in what manner acquired.


5. Employee's Covenants.

            5.1 Discoveries. Employee shall communicate to Company and preserve as confidential information of Company each discovery, idea, design, invention and improvement relating in any manner to Company's business, whether or not patentable and whether or not reduced to practice, which is conceived, developed or made by Employee, whether alone, or jointly with others, at any time during the Term hereof (such discoveries, ideas, designs, inventions and improvements are referred to as "Employee's Discoveries"). All of Employee's Discoveries shall be Company's exclusive property, and all of Employee's right, title and interest therein are hereby irrevocably assigned to Company. Employee shall not, except with Company's express prior written consent, or except in the proper course of his employment with Company, use any of Employee's Discoveries for his own benefit or the benefit of any Person (as defined herein), or disclose any of Employee's Discoveries to any outside Person through publication or in any other manner.

            For purposes of this Agreement, the term "person" means a natural person, corporation, partnership, trust, estate, joint venture, sole proprietorship, government (and any branch or subdivision thereof), governmental agency, association, cooperative or other entity.

            5.2 Nondisclosure. At all times during and after the Term, Employee shall keep confidential and shall not, except with Board's express prior written consent, or except in the proper course of his employment with Company, directly or indirectly, communicate, disclose, divulge, publish, or otherwise express, to any Person, or use for his own benefit or the benefit of any Person, any trade secrets, confidential or proprietary knowledge or information, no matter when or how acquired, concerning the conduct and details of Company's business, including without limitation names of customers and suppliers, marketing methods, trade secrets, policies, prospects and financial condition. For purposes of this Section 5.2, confidential information shall not include any information which is now known by or readily available to the general public or which becomes known by or readily available to the general public other than as a result of any improper act or omission of Employee.

            5.3 Noncompetition. During the Term hereof and for a period of two
(2) years thereafter, Employee shall not, except with Company's express prior written consent, directly or indirectly, in any capacity, for the benefit of any
Person:

            (1) Communicate with or solicit or employ any Person who is or during such period becomes a customer, supplier, employee, salesman, agent or representative of Company, in any manner which interferes or might interfere with such Person's relationship with Company, or


                                    7
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in an effort to obtain such Person as a customer, supplier, employee, salesman, agent, or representative of any business in competition with Company in North America or the United Kingdom.

            (2) Establish, engage, own, manage, operate, join or control, or participate in the establishment, ownership, management, operation or control of, or be a director, officer, employee, salesman, agent or representative of, or be a consultant to, any Person in any business in competition with Company, at any location in North America or the United Kingdom or any other location where Company now conducts or during the Term hereof begins conducting any business, or act or conduct himself in any manner which he would have reason to believe harmful or contrary to the best interests of Company.

            5.4 Enforcement. Employee acknowledges that any breach by him of any of the covenants and agreements of this Section 5 ("Covenants") will result in irreparable injury to Company for which money damages could not adequately compensate Company, and therefore, in the event of any such breach, Company shall be entitled, in addition to all other rights and remedies which Company may have at law or in equity, to have an injunction issued by any competent court enjoining and restraining Employee and/or all other Persons involved therein from continuing such breach. The existence of any claim or cause of action which Employee or any such other Person may have against Company shall not constitute a defense or bar to the enforcement of any of the Covenants. If Company is obliged to resort to litigation to enforce any of the Covenants which has a fixed term, then such term shall be extended for a period of time equal to the period during which a material breach of such Covenant was occurring, beginning on the date of a final court order (without further right of appeal) holding that such a material breach occurred or, if later, the last day of the original fixed term of such Covenant.

            5.5 Consideration. Employee expressly acknowledges that the Covenants are a material part of the consideration bargained for by Company and, without the agreement of Employee to be bound by the Covenants, Company would not have agreed to enter into this Agreement.

            5.6 Scope. If any portion of any Covenant or its application is construed to be invalid, illegal or unenforceable, then the other portions and their application shall not be affected thereby and shall be enforceable without regard thereto. If any of the Covenants is determined to be unenforceable because of its scope, duration, geographical area or similar factor, then the court making such determination shall have the power to reduce or limit such scope, duration, area or other factor, and such Covenant shall then be enforceable in its reduced or limited form.

            5.7 Effect on Other Provisions. All payments to Employee under this Agreement, including, without limitation, post-employment payments, if any, under Section 4, shall be subject to Employee's compliance with the provisions of this Section 5. If Employee fails to comply in any respect with any of such provisions, his right to any future payments under this Agreement shall terminate and the Company's obligations under this Agreement to make such payments and provide such benefits shall cease, provided, however, that unless Company shall have notified Employee in


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writing within two (2) days following the Date of Termination that it intends to contest Employee's right to payment under Section 4.3, Company shall remain obligated to pay such amounts within the 90 day (or 180 day, as applicable) period set forth in Section 4.3 and shall be constrained to seeking recovery thereof under Section 6.13.

6. Additional Terms and Provisions.


            6.1 Notices. All notices, requests, demands, consents, waivers, and other communications required or permitted under this Agreement must be in writing and shall be deemed to have been given (i) upon delivery to the appropriate addresses stated below, if delivered personally, or (ii) three (3) days after the date mailed to the appropriate addresses stated below, if mailed by first class certified mail, registered mail, or express mail, in each case with postage prepaid and return receipt requested, or (iii) one (1) day after the date sent to the appropriate addresses stated below, if sent by a nationally recognized overnight delivery or courier service, with delivery charges prepaid and proof of delivery or receipt requested, or (iv) on the date sent to the appropriate addresses or fax numbers stated below, if sent by prepaid telegram, e-mail, or fax, provided that a copy is sent within twenty-four (24) hours thereafter by one of the other methods of giving notices permitted under this Section. The addresses, e-mail addresses, and fax numbers of the parties for purposes of this Section are set forth below. Any party may change its addresses, e-mail addresses, or fax numbers for purposes of this Section by giving notice of such change to all other parties in the manner permitted under this Section.

                If to CTI Group:


                       CTI Group (Holdings) Inc.
                       2550 Eisenhower Avenue
                       Norristown, PA 19403
                       Attn:

               with a copy to:

                       Klehr, Harrison, Harvey, Branzburg & Ellers LLP 260 S. Broad Street
                       Philadelphia, PA 19102
                       Facsimile: (215) 568-6060
                       Attn: Stephen T. Burdumy, Esq.

               If to Anthony Johns:


               with a copy to:



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            6.2 Entire Understanding. This Agreement sets forth the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous, written, oral, expressed or implied, communications, agreements and understandings with respect to the subject matter hereof.

            6.3 Modification. This Agreement shall not be amended, modified, supplemented or terminated except in writing signed by both parties. No action taken by Company hereunder, including without limitation any waiver, consent or approval, shall be effective unless approved by a majority of the Board.

            6.4 Prior Agreements. Employee represents to Company (1) that there are no restrictions, agreements or understandings whatsoever to which Employee is a party which would prevent or make unlawful his execution of this Agreement or his employment hereunder, (2) that his execution of this Agreement and his employment hereunder shall not constitute a breach of any contract, agreement or understanding, oral or written to which he is a party or by which he is bound and (3) that he is free and able to execute this Agreement and to enter into employment by Company.

            6.5 Termination of Prior Employment Agreements. All prior employment agreements between Employee and Company (and/or any of its affiliates) are hereby terminated as of the date hereof as fully performed on both sides.

            6.6 Parties in Interest. This Agreement and all rights of Employee hereunder shall inure to the benefit of, bind and be enforceable by Employee and his heirs, personal representatives, estate and beneficiaries, and Company and its successors and assigns. This Agreement is a personal employment contract of Company, being for the personal services of Employee, and shall not be assignable by Employee.

            6.7 Assignment. This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Company which may acquire, directly or indirectly, by merger, consolidation, purchase, or otherwise, all or substantially all of the assets of the Company, and shall otherwise inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns. Nothing in the Agreement shall preclude the Company from consolidating or merging into or with or transferring all or substantially all of its assets to another person. In that event, such other person shall assume this Agreement and all obligations of the Company hereunder. Upon such a consolidation, merger, or transfer of assets and assumption, the term "the Company" as used herein, shall mean such other person and this Agreement shall continue in full force and effect.

            6.8 Severability. If any provision of this Agreement is construed to be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.

            6.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original hereof, and it shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart hereof.

            6.10 Section Headings. Section and subsection headings in this Agreement are inserted for convenience of reference only, and shall neither constitute a part of this Agreement nor affect its construction, interpretation, meaning or effect.

            6.11 References. All words used in this Agreement shall be construed to be of such number and gender as the context requires or permits.

            6.12 Controlling Law. This Agreement is made under, and shall be governed by, construed and enforced in accordance with, the substantive laws of the State of Delaware applicable to agreements made and to be performed entirely therein.

            6.13 Settlement of Disputes. Any claims, controversies, demands, disputes or differences between or among the parties hereto or any persons bound hereby arising out of, or by virtue of, or in connection with, or relating to this Agreement shall be submitted to and settled by arbitration in Indianapolis, Indiana before a single arbitrator who shall be knowledgeable in the field of business law and employment relations and such arbitration shall be in accordance with the rules then obtaining of the American Arbitration Association. The parties agree to bear joint and equal responsibility for all fees of the arbitrator, abide by any decision rendered as final and binding, and waive the right to submit the dispute to a public tribunal for a jury or non-jury trial.

            6.14 Exclusive Jurisdiction. The parties hereto irrevocably consent to the exclusive jurisdiction of the state and federal courts located in the City of Indianapolis, Indiana in any action or proceeding between the parties hereto and both of the parties agree to service of process by hand delivery or by certified mail, to the addresses set forth herein for each party.

            6.15 Approval and Authorizations. The execution and the implementation of the terms and conditions of this Agreement have been fully authorized by the Board.

            6.16 Indulgences, Etc.. Neither the failure nor delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall the single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.


                                       11
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            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Agreement Date.


                                             CTI GROUPS (HOLDINGS) INC.

                                             By: /s/ Anthony P. Johns
                                                ------------------------------
                                                 Anthony P. Johns,
                                                 Chief Executive Officer



Witness:




/s/ Mary Ann Davis                              /s/ Anthony P. Johns
--------------------------                   ------------------------------
                                               ANTHONY P. JOHNS  (SEAL)




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